Exhibit 5.5

To: Noble Finance Company

From: Advokatfirmaet Simonsen Vogt Wiig AS

Lawyer in charge:	Our ref.:	Stavanger
Gunnar Espeland	87638 501 GES/GES	6 April 2021

Re:	Noble Finance Company – Form S1

1	Introduction

We have acted as Norwegian legal counsel in connection Noble Drilling (Norway) AS’s involvement with Noble Drilling (Norway) AS involvement with Noble Corporation plc US chapter 11 restructuring pursuant to letter of engagement dated 10 November 2020.

In connection with the issuance of the 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Second Lien Notes”), Noble Finance Company (“Finco”) entered into a registration rights agreement (the “RRA”) with certain of the parties who received Second Lien Notes. Pursuant to the RRA, Finco is required to register the Second Lien Notes for resale on Form S-1, and in connection with Finco’s filing of Form S-1, we have been asked to give a legal opinion insofar as it relates to Noble Drilling (Norway) AS (also referred to as the “Opinion Company”).

2	Documents

For the purpose of this opinion, we have solely examined and relied on copies of the following documents:

2.1

The Indenture dated 5 February 2021, the SECOND LIEN COLLATERAL AGREEMENT dated 5 February 2021, the RRA and the draft Form S-1 Registration Statement, including the Prospectus (the “Opinion Documents”),

2.2	Certificate of Registration for Noble Drilling (Norway) AS,

2.3	Article of Association for Noble Drilling (Norway) AS, and

2.4	Protocol from Board of Directors meeting in Noble Drilling (Norway) AS dated 2 February 2021.

3	Assumptions

For the purpose of this opinion letter, we have assumed that:

(a)	all parties to the Opinion Documents, other than the Opinion Company, are duly incorporated and validly existing under the laws of the relevant jurisdictions;

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(b)	the Opinion Documents have been validly authorised, executed and delivered by the parties thereto, other than the Opinion Company;

(c)	the Opinion Documents are valid, binding and enforceable in accordance with their terms under the laws of which they are stated to be governed;

(d)

all necessary notices, filings, registrations and recordings required in any applicable jurisdiction, other than in Norway, have been, or will be, given or effected in accordance with the laws and regulations of every such applicable jurisdiction;

(e)	all signatures are genuine signatures of the persons that are purported to have signed the relevant documents;

(f)	all documents submitted to us are authentic and complete and all documents submitted to us in any other form than original conform to the authentic original documents (if applicable);

(g)

where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document has been examined by us, all changes to them have been marked or otherwise drawn to our attention;

(h)	there have been no amendments to the Opinion Documents as compared to the copies provided to us and that the same are in full force and effect on the date hereof;

(i)

all material facts and documents relevant to this opinion letter have been disclosed to us and all information provided to us by offices of public records, and all statements of fact contained in or expressed or implied by the Opinion Documents are accurate, complete and up to date in all respects;

(j)

the Opinion Company is able to pay its debt as it falls due within the meaning of section 61 of the Norwegian Insolvency Act of 1984 (konkursloven) at the time it enters into the Opinion Documents and will not become so unable to pay its debt as it falls due as a result of entering into the Opinion Documents;

(k)

the Opinion Company has not passed a winding-up, debt reorganisation or bankruptcy resolution, no petition has been presented or order made by a court for the winding-up, debt reorganisation or bankruptcy of the Opinion Company and no trustee or administrator has been appointed in relation to the Opinion Company;

(l)	all transactions are entered into and all acts are performed in accordance with the terms of the Opinion Documents;

(m)

the entry into by the Opinion Company to the Opinion Documents has been made for bona fide commercial reasons in compliance with the corporate benefit rules applicable to it, and that at the time of entry into of the Opinion Documents it could be reasonably assumed that the transactions contemplated therein would benefit the Opinion Company;

(n)

the proceedings described in the minutes from any board meeting or general meeting was duly conducted as described in the minutes, that the board resolutions was duly constituted and convened and that the resolutions were duly adopted by a qualified quorum of the board members or shareholders (as applicable), and that the resolutions have not been revoked or varied and remain in full force and effect; and

(o)

there are no provisions of the laws of any jurisdiction outside Norway which would be contravened by the execution or delivery of the Opinion Documents or the performance of any of the obligations under the Opinion Documents, and that none of the opinions expressed below will be affected by the laws of any jurisdiction outside Norway.

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We have not taken any steps to verify any of these assumptions.

4	Opinion

Subject to the assumptions under section 3 above, and the limitations, qualifications and reservations under section 5 and 6 below, we are of the opinion that:

4.1	Corporate Status

Noble Drilling (Norway) AS is duly incorporated and validly existing as a private limited liability company under the laws of Norway.

4.2	Power and authority

Noble Drilling (Norway) AS has the full corporate power and authority to undertake the obligations under the Opinion Documents as it relates to Noble Drilling (Norway) AS.

4.3	Corporate resolutions

Noble Drilling (Norway) AS has taken all necessary corporate actions to authorise the undertakings of the obligations under the Opinion Documents as it relates to Noble Drilling (Norway) AS.

5	Limitations, qualifications and reservations

This opinion letter and the opinion given herein under section 5, is subject to the following limitations, qualifications and reservations:

(a)

The opinions expressed herein are confined to and given on the basis of the laws of Norway as currently in force and applied by the courts of Norway. We have made no investigation of, and express no opinions as to, matters under or involving the laws of any jurisdiction other than the laws of Norway, whether in absolute terms or as compared to Norwegian law.

(b)

When saying that a document is “enforceable”, or similar term, we mean that the document is of a type and form that the Norwegian courts enforce. It is not to be taken as meaning that a particular Norwegian law document can be enforced in accordance with its terms in all circumstances and, in particular:

(i)

the validity and enforceability of the terms of the document may be limited by applicable Norwegian bankruptcy, reconstruction, insolvency, moratorium or composition or other laws affecting creditor’s rights generally;

(ii)

a bankruptcy estate of any Norwegian company will have a first priority lien, ranking ahead of all other security, over all of the estate’s assets as security for fees and expenses incurred by the bankruptcy trustee in connection with the administration of the bankruptcy estate. Such lien equals 5 per cent of the sales value of each asset, however limited to 700 times the court fee (Nw. rettsgebyr), which at present means a maximum amount of NOK 839,300). Security over shares enforced in accordance with the provisions of the Norwegian Financial Collateral Arrangements Act of 2004 (Nw. lov om finansiell sikkerhetsstillelse) will be exempted from such liens;

(iii)	a lender financing a Norwegian company’s reconstruction proceedings (rekonstruksjonsforhandling), or a Norwegian company’s operations during its reconstructions proceedings,:

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(A)

will have a first priority lien, ranking ahead of all other security, over all of the estate’s assets. Such lien equals 5 per cent of the sales value of each asset, however limited to 700 times the court fee (Nw. rettsgebyr), which at present means a maximum amount of NOK 839,300). Security over shares enforced in accordance with the provisions of the Norwegian Financial Collateral Arrangements Act of 2004 (lov om finansiell sikkerhetsstillelse) will be exempted from such liens; and

(B)

may, subject to acceptance from the reconstruction committee (rekonstruksjonsutvalg), be granted first priority security over the Norwegian company’s machinery and plant (driftstilbehør), vehicles, construction machines and railway materiel (motorvogner, anleggsmaskiner og jernbanemateriell), tools, stock, harvest etc in agricultural industry (redskaper, besetning, avling m.v. i landbruksnæring), fishing tools (fiskeredskaper), inventory (varelager) and trade receivables (factoringpant);

(iv)

the validity and enforceability of the terms of the document may be limited by provisions generally applicable under Norwegian law in respect of invalidation or revision of unfair contract terms, application of principles of good faith, fair dealing, commercial reasonableness, materiality, public policy and other similar principles;

(v)

a determination, calculation or certificate of any party to the documents as to any matter provided for therein might in certain circumstances be held by the courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary;

(vi)

if any document is held to contain provisions that are illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions of such document will be subject to the exercise of the discretion of the Norwegian courts; and

(vii)	claims may become statute-barred under Norwegian statute of limitations and subject to defences of set-off or counter-claim.

(c)

Enforcement in Norway will, unless an alternative enforcement procedure has been validly agreed under the Norwegian Financial Collateral Arrangements Act of 2004 (lov om finansiell sikkerhetsstillelse), be subject to the mandatory provisions of the Norwegian Enforcement Act of 1992 (tvangsfullbyrdelsesloven) and the obligations under the Opinion Documents may not be enforceable without an order of the relevant enforcement court. We express no opinion as to whether specific performance or injunctive relief, being in some instances discretionary remedies of the courts, would necessarily be available in respect of any of the obligations covered by this opinion letter.

(d)

Provisions specifying that one party may terminate an agreement or otherwise act to the detriment of another party in the case of a bankruptcy of such other party could be considered contrary to the Norwegian Creditors Security Act of 1984 (dekningsloven) and therefore be unenforceable.

(e)

As Norwegian lawyers, we are not qualified or able to assess the true meaning and purport of the Opinion Documents and the obligations of the parties thereto as applied under State of New York law or any other foreign law, and we have made no investigation of the meaning or purport of the Opinion Documents as applied under State of New York law or any other foreign law. Thus, our review of the Opinion Documents and any other documents subject to or expressed to be subject to any law other than Norwegian law, has been limited to a review of the terms of these documents as they appear to us as Norwegian lawyers with knowledge of Norwegian law only.

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(f)	Certain established legal concepts under foreign law such as “receiver” and “trustee”, are not recognised under Norwegian law.

(g)

Where a party to the Opinion Documents is vested with discretion or may determine a matter in its opinion, Norwegian law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds and a provision that a certain determination is conclusive and binding will not prevent judicial inquiry into the merits of any claim by an aggrieved party.

(h)

Any provision in the Opinion Documents providing that its terms can only be amended, varied or waived by an instrument or document in writing may not be effective to prevent the Norwegian courts giving effect to an oral agreement amending or varying the Opinion Documents or waiving the rights of any party to the Opinion Documents.

(i)

Any provision in the Opinion Documents providing that no failure or delay in exercising any rights or remedies shall operate as a waiver of such rights or remedies may not be effective under Norwegian law.

(j)

In the event of ambiguity in the express terms of the Opinion Documents, the Norwegian courts may give effect to evidence extraneous to the Opinion Documents in interpreting the Opinion Documents and/or in establishing the parties’ mutual intent of the provision(s) in dispute.

(k)

To the extent the perfection steps provided for in a security document are not effectuated prior to drawdown of the loan or without undue delay thereafter, the validity and enforceability of rights and remedies under the security document may in the event of bankruptcy be subject to the limitations set out in section 5-7 (new security for existing indebtedness) in the Norwegian Creditors’ Security Act of 1984 (dekningsloven) which would under certain circumstances make the security rights voidable within certain time limits (hardening periods).

(l)

Under Norwegian law, only monetary claims (and not other contractual rights) may generally be assigned as security. As a general rule, professional parties to a contract can under Norwegian law freely choose the governing law and jurisdiction of a contract but a foreign law security document may be invalid and unenforceable under Norwegian law if the choice of law is deemed made for the purpose of bypassing these restrictions and/or if a security over assets of a Norwegian company has not been validly perfected in accordance with Norwegian law. We do not express any opinion on the validity and enforceability under Norwegian law of security interest established under the Opinion Documents.

(m)	A Norwegian assignment of monetary claims will only constitute legally perfected security and be binding on third parties (including a third party debtor):

(i)

(other than a floating charge (factoringpant) in accordance with section 4-10 of the Norwegian Pledge Act of 1980 (panteloven)) if the assignment is made over a claim against a third party debtor designated by name or otherwise clearly identified in a specified legal relationship existing at the time that the relevant assignment was made;

(ii)

(other than a floating charge (factoringpant) in accordance with section 4-10 of the Norwegian Pledge Act of 1980 (panteloven)) if the relevant monetary claim is freely assignable, on the third party debtor’s receipt of a notice of assignment (the ranking of such assignment against competing assignments or security interests will depend on the time and order of receipt of the notice of assignment to the third party debtor); and

(iii)	if the relevant monetary claim is not freely assignable, provided that the relevant third party debtor has consented to the assignment.

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(n)

Security created as a “floating charge” (tingsinnbegrepspant) will not be effective against a third party acting in good faith who has received security over a claim or an asset covered by such security and has perfected his security by notice to the payer or in any other way prescribed by law.

(o)	A negative pledge is contractually binding for the relevant debtor, but not for any third party having in good faith obtained security in contradiction thereof.

(p)

Norwegian courts may give judgment in currencies other than Norwegian Kroner, but Norwegian law nevertheless allows the judgment debtor to pay the judgment debt in Norwegian Kroner, converted at the rate of exchange prevailing at the date of payment.

(q)	Norwegian courts may not give full effect to any provisions requiring an indemnity for the costs of litigation or enforcement, even to the successful litigant.

(r)	The right to recover damages may be limited to the extent the aggrieved party could have avoided damages by reasonable efforts.

(s)	Only creditors to a claim may have standing before the courts of Norway.

(t)	Claims for interest occurring after the opening of bankruptcy will not be protected by any set-off agreement.

(u)	The courts of Norway may decide not to entertain or to stay an action in respect of a matter on which a court of another country has already given judgment or is entertaining proceedings.

(v)

Unless the articles of association (vedtekter) state otherwise, an acquisition of shares in a private limited liability company (aksjeselskap) is subject to approval from the company (such consent not to be rejected without justifiable grounds) and the existing shareholders have a right of first refusal to the relevant shares.

(w)

Any provisions imposing restrictions on a shareholders’ meeting’s (generalforsamling) ability to pass resolutions of various kinds are not binding upon the shareholders. However, a breach of such provisions may constitute an event of default on the relevant entity.

(x)	As a general rule under Norwegian law, authorisation in the form of a power of attorney, minutes of board meetings or otherwise may be withdrawn.

(y)

Where any obligation under the Opinion Documents are to be performed in a jurisdiction other than Norway, the Opinion Documents may not be enforceable under Norwegian law to the extent that such performance would be illegal or contrary to public policy under the laws of any such jurisdiction (as to which we express no opinion).

(z)	We do not express any opinion on any insurance matters or taxation matters.

(aa)

Unless explicitly included under section 4 (Opinion) above, we express no opinion as to whether any party to the Opinion Documents may be deemed to provide banking or other financial services into Norway on a cross boarder basis while exercising its rights and/or performing its obligations thereunder.

(bb)

The opinions herein are rendered only as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or to any changes in law which may occur.

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6	Miscellaneous

(a)

This opinion letter is strictly limited to the matters stated herein and is given only with respect to Norwegian law in force at the date of this letter. No opinion is expressed or implied as to the laws of any other jurisdiction, or as to matters of fact.

(b)

This opinion letter is given on the basis that it is to be governed by and construed in accordance with Norwegian law and Norwegian courts shall have exclusive jurisdiction to settle any disputes relating to this opinion letter.

(c)

We assume no obligation to advise the Addressees of any changes in the laws of Norway (or the interpretation of such laws) subsequent to the date set out on the first page of this opinion letter and the opinions set out in this opinion letter speaks only as of that date.

(d)

This opinion letter is subject to our ordinary limitations of liability, as set out in our framework agreement (if applicable), letter of engagement (oppdragsbekreftelse) and general terms (available at https://svw.no/en/terms-and-conditions/). Save as provided by mandatory law, no partner, board member or employee of Advokatfirmaet Simonsen Vogt Wiig AS shall have any personal liability in connection with this opinion letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the use of this opinion letter as an exhibit to the Registration Statement.

Yours sincerely,

Advokatfirmaet Simonsen Vogt Wiig AS

/s/ Gunnar Espeland

Gunnar Espeland

Partner/lawyer

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